SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             August 21, 2006

Matrix Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Colorado

(State or Other Jurisdiction of Incorporation)

0-21231	84-1233716
(Commission File Number)	(IRS Employer Identification No.)

700 Seventeenth Street, Suite 2100
Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 595-9898

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On August 11, 2006, Matrix Tower Holdings, LLC (“Tower Holdings”), a wholly owned subsidiary of Matrix Capital Bank, a federal savings bank, wholly owned by Matrix Bancorp, Inc. (the “Company”), entered into a definitive agreement (the “Agreement”) to sell Matrix Financial Center, the high rise building in downtown Denver, Colorado (the “Center”), in which Matrix Capital Bank, the Company and several of its other subsidiaries have their office space, to Grant Management, A.S., a Norwegian corporation (“Grant”). The obligation to sell the Center to Grant became effective on August 21, 2006, because Tower Holdings, at its sole option, retained the right to unilaterally terminate any obligation to sell the Center until that date. The purchase price under the Agreement is $27,250,000, subject to normal prorations and adjustments at closing.

In connection with the sale of the Center, the Company has entered into a leaseback transaction involving space to be utilized over the next 10 year period. Pursuant to an analysis performed by the Company’s management involving an assessment of current and future space requirements, a decision has been made to lease 84,419 square feet (the “Company’s Space Commitment”) out of a total of 182,623 net rentable square feet available in the Center. The Company’s Space Commitment is approximately 23,000 square feet greater than originally anticipated when the Company’s proposal to sell the Center was announced in November 2005. The Agreement provides that the Company will guarantee the Company’s Space Commitment on behalf of the Company and certain third party tenants in the Center for the next 10 year period.

The overall sale leaseback transaction will result in an economic gain to the Company of approximately $11.5 million pre tax. Under the requirements of FASB Statement No. 98, Accounting for Leases - Sale Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Etc. (“FAS 98”), the amount of gain that may be immediately recognized is reduced by the present value of the future minimum lease payments required under the Company’s Space Commitment lease. Because the present value of such future minimum lease payments is greater than the gross economic gain, the Company is precluded from recognizing a gain on sale upon closing of the sale. The Company will, however, recognize approximately $1.2 million annually pre-tax over the 10-year term of its lease as a reduction of its lease expense, effectively amortizing the gain over the lease term in accordance with FAS 98. Therefore, while the terms of the lease call for average cash payments of approximately $1.5 million over the 10-year lease term, the amount of net rental expense recognized by the Company on the lease will be approximately $340 thousand pre tax for those 10-years.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of businesses acquired. Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable

(d) Exhibits.

10.1	Agreement of Purchase and Sale, dated August 11, 2006 and effective August 21, 2006, between Matrix Tower Holdings, LLC and Grant Management, A.S.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 25, 2006

MATRIX BANCORP, INC.

By:	/s/ Theodore J. Abariotes
Name: Theodore J. Abariotes
Title: Senior Vice President and General Counsel